SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549


                             FORM 8-K

                          CURRENT REPORT


                  Pursuant to Section 13 of the
                 Securities Exchange Act of 1934


         Date of Earliest Event Reported: March 14, 2000


                   NEW ENGLAND ELECTRIC SYSTEM

        (exact name of registrant as specified in charter)



Massachusetts             1-3446             04-1663060
(state or other          (Commission        (I.R.S. Employer
jurisdiction of           File No.)         Identification No.)
incorporation)

       25 Research Drive, Westborough, Massachusetts 01582

            (Address of principal executive offices)

                         (508) 389-2000

      (Registrant's telephone number, including area code)

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Item 5.  Other Events
---------------------

      On March 15, 2000, the Securities and Exchange Commission
(SEC) approved the merger between New England Electric System
(NEES) and The National Grid Group plc (National Grid). The merger is expected to close in approximately one week. The final sale price for the merger, and the final price of NEES shares are expected to be approximately $3.2 billion and $54.21, respectively. When the merger closes, NEES will become a wholly owned subsidiary of National Grid.

      As previously reported, NEES entered into a merger agreement with Eastern Utilities Associates (EUA) in February 1999. On March 14, 2000, two regulatory approvals for the proposed merger were granted. The Rhode Island Public Utilities Commission voted to approve the proposed rate consolidation settlement filed by The Narragansett Electric Company, a subsidiary of NEES; and Blackstone Valley Electric Company and Newport Electric Corporation, subsidiaries of EUA.

      The Massachusetts Department of Telecommunications and Energy approved the rate plan agreements proposed by, and the merger of Massachusetts Electric Company, a subsidiary of NEES and Eastern Edison Company, a subsidiary of EUA. The only remaining regulatory approval required is from the SEC under the Public Utility Holding Company Act of 1935.

Item 7.  Financial Statements and Exhibits
------------------------------------------

  (c) Exhibits

      1. Press Release of New England Electric System issued March 14, 2000 (RI order).

      2. Press Release of New England Electric System issued March 15, 2000 (MA order).

      3. Press Release of New England Electric System issued March 15, 2000 (SEC order).

                            SIGNATURE

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form
8-K to be signed on its behalf by the undersigned thereunto duly authorized.


                              NEW ENGLAND ELECTRIC SYSTEM

                              s/ John G. Cochrane

                              By
                                John G. Cochrane,
                                Vice President and Treasurer
                                Authorized Officer, and
                                Chief Accounting Officer

Date: March 17, 2000



The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an agreement and declaration of trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which as amended has been filed with the Secretary of The Commonwealth of Massachusetts. Any agreement, obligation or liability made, entered into or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefor.